Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 11th day of January, 2008, by and between NetUpdate, Inc., a Washington corporation (hereinafter referred to as "Seller"), and Most Home Corp., a Nevada corporation (hereinafter referred to as "Buyer").

RECITALS

A. Seller operates a business involving the licensing of web-based point of sale products to the financial industry (the "Business").

B. Seller desires to sell to Buyer the assets used in the Business, excluding any of Seller's cash or cash equivalents, and Buyer desires to purchase the same, all on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and subject to the conditions hereinafter set forth, Seller and Buyer hereby agree as follows:

I. Defined Terms

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below, unless the context clearly indicates otherwise.

1.1 "Accounts Receivable" means all accounts receivable as of the Closing Date. The Accounts Receivable shall be listed and valued as of the close of business on the day preceding the Closing Date on a schedule to be prepared by Seller.

1.2 "Agreement" means this Asset Purchase Agreement.

1.3 "Buyer" is defined in the first paragraph of this Agreement.

1.4 "Business Agreements" means those certain agreements, contracts and commitments entered into by Seller in connection with the Business, as more particularly described on Schedule III attached hereto, including all renewals, extensions and modifications thereof.

1.5 "Business" is defined in the Recitals above.

1.6 "Business Records" means all logs, books, and business records, operating manuals, and other files and documentation (or true copies thereof) pertaining to the Purchased Assets and the operation of the Business, including (i) unaudited balance sheets, statements of income, statements of changes in stockholders equity and statement of cash flow for the three (3) most recent fiscal years, (ii) the Most Recent Financial Statements, and (iii) federal, and any state and local, income tax returns filed by Seller for the three (3) most recent tax years.

1.7 "Closing" means the closing of the purchase and sale of the Purchased Assets in accordance with this Agreement.

1.8 "Closing Date" means the date specified in Section 3.1 on which the Closing will take place.

1.9 "Earn-Out Shares" shall have the meaning assigned to that term in Section 2.3(b), below.

1.10 "Intellectual Property Rights" means all trade names, trademarks, trademark applications, patents, patent applications, copyrights, copyright applications and similar intangible rights used by Seller in connection with the Business and more particularly described in Schedule IV, attached hereto.

1.11 "Licenses and Authorizations" means all licenses, permits, and authorizations issued by government agencies necessary to the ownership and operation of any of the Purchased Assets or the Business, all as more particularly described on Schedule II, attached hereto.

1.12 "Most Recent Financial Statements" means the unaudited balance sheet, statement of income, statement of change in stockholders equity and statement of cash flow for the _____________ (__) month period ended _______________.

1.13 "Purchase Price" means the consideration specified in Section 2.3 hereof to be paid by Buyer to Seller as set forth therein.

1.14 "Purchased Assets" means all the assets of Seller used in the Business, including the following: Seller's name and all derivatives thereof, trade names, trademarks, service marks, and similar marks; software and other intellectual property; customer and supplier agreements to the extent assignable or transferable; furniture, fixtures and equipment; shares of stock of DocuSign, Inc.; and Tangible Personal Property. Notwithstanding the foregoing, the Purchased Assets shall not include any cash or cash equivalents.

1.15 "Seller" is defined in the first paragraph of this Agreement.

1.16 "Tangible Personal Property" means the items of tangible personal property, all as more particularly listed and described on Schedule I attached hereto. For purposes of this Agreement, the term Tangible Personal Property shall also include any manufacturers warranties related to said property.

1.17 "Termination Date" means the date specified in Section 9.1 on which this Agreement will terminate if Closing has not taken place.

II. Purchase and Sale of Purchased Assets

2.1 Sale of Purchased Assets.  On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Purchased Assets.

2.2 Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities.  Buyer hereby assumes and agrees to pay, defend, discharge and perform as and when due the following specific liabilities and obligations of Seller:

(1)  all operational liabilities of Seller first arising from and after the Closing;

(2)  those trade accounts payable and accrued expenses related to normal operations of the Business which would be required to be accrued on a Closing Date balance sheet of Seller prepared in accordance with Generally Accepted Accounting Principles;

(3)  all obligations of performance related to existing contracts, customer hosting agreements and customer service agreements; and

(4)  all liabilities and obligations of performance arising after the Closing related to the accrued vacation obligations and similar obligations of Seller for paid time off with respect to any transferred employees.

(b) Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto, Buyer will not assume or be liable for any liability of any kind or nature whatsoever of Seller (i) relating to any indebtedness to Silicon Valley Bank, or (ii) relating to any indebtedness to Alexander Hutton Venture Partners, L.P.

2.3 Purchase Price and Method of Payment.  The consideration payable by Buyer for the Purchased Assets shall comprise two elements: the Stock and the Earn-Out Shares, payable as set forth below.

(a) The Stock.  At Closing, Buyer shall deliver to Seller shares of its common stock with a total value of Seven Hundred Thousand Dollars ($700,000) (the "Stock").  The purchase price of each share of the Stock (the "Price") shall, for purposes of such calculation, be the average volume-weighted price of Buyer's common shares for the twenty (20) trading days prior to but not including the date of signing of this Agreement.  Notwithstanding the foregoing, Seller shall not receive more than 2,380,000 shares of stock (representing a per-share price of $0.2941) or fewer than 1,166,667 shares of stock (representing a per-share price of $0.60). The Stock shall be restricted common shares of Buyer, subject to SEC Rule 144, but with "piggyback" registration rights, as described in Section 2.7.

(b) The Earn-Out Shares.  Buyer shall pay and deliver to Seller or its designee, within thirty (30) days following the end of each of the first three fiscal year-end periods (for avoidance of doubt, within thirty (30) days following each of July 31, 2008, July 31, 2009, and July 31, 2010) following the Closing, a number of restricted common shares of Buyer, subject to SEC Rule 144, but with "piggyback" registration rights, as described in Section 2.7.  The number of common shares deliverable in each of such three delivery periods shall be (i) thirty-three percent (33%) of the amount of "Platform Revenue Gross Margin," as defined below, divided by (ii) the average volume-weighted price of Buyer's common shares for the twenty (20) trading days prior to but not including the last trading day of each of such three periods.  Platform Revenue Gross Margin shall mean Gross Margin earned based on Generally Accepted Accounting Principles, consistently applied, and consistent with Seller's past accounting policies, from subscription fees, transaction fees, set-up fees and professional service fees in each case related to the sale of products that are included in, arise out of or relate to the Purchased Assets, including but not limited to Originator Pro, eMortgageware, XPA and Consumer. In addition, if Buyer sells substantially all the assets that then constitute the Business, prior to July 31, 2009, then Buyer shall also pay Seller or its designee, within thirty (30) days following the consummation of such sale, a number of common shares which shall be (i) twenty-five percent (25%) of the amount of the purchase price received from such sale, divided by (ii) the average volume-weighted price of common shares of Buyer for the twenty (20) trading days prior to but not including the day of the sale.  Further, if Buyer, or any subsidiary that owns substantially all of the assets acquired from Seller, engages in a sale of substantially all of its assets or in a transaction that would be deemed a change of control transaction; then Seller or its designee shall be entitled to receive, upon the closing of that transaction, a payment which shall equal the lesser of (i) Two Million Dollars ($2,000,000) or (ii) twenty five percent (25%) of such sales proceeds, minus any amounts paid under this earn-out provision prior to the closing of such transaction. Notwithstanding anything to the contrary herein, Buyer may assign all or a portion of the Purchased Assets to a wholly-owned subsidiary without triggering the payments described above. Notwithstanding anything to the contrary herein, the consideration paid under this paragraph shall not exceed Two Million Dollars ($2,000,000) in value.

(c) Closing Statement.  Promptly, but in any event within forty-five (45) days after the Closing, Buyer shall furnish to Seller a written statement (the "Closing Statement") setting forth as of the Closing the current assets purchased by Buyer minus current liabilities assumed by Buyer (but not including any amounts of legal fees of Seller to be paid by Buyer pursuant to Section 3.2, or any deferred revenues of Seller) (the "Closing Working Capital"). Unless within the thirty (30) day period following the Seller's receipt of the Closing Statement, the Seller delivers written notice to Buyer (the "Dispute Notice") setting forth in reasonable detail any and all items of disagreement related to the Closing Statement (each, an "Item of Dispute"), the Closing Statement shall be conclusive and binding upon each of the Parties; provided that the only basis on which the Seller shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the guidelines and procedures set forth in this Agreement or the Closing Statement contains an error or errors. Seller shall cooperate fully with Buyer in connection with the preparation of the Closing Statement. After the delivery of the Closing Statement, Buyer shall cooperate with the Seller in connection with its review of the Closing Statement, including, without limitation, by providing the Seller and its accountants reasonable access, for a reasonable period of time, during business hours to materials (including accountants' work papers) used in the preparation of the Closing Statement.

(d) Dispute Resolution.  If Seller delivers the Dispute Notice to Buyer within such thirty (30) day period, Buyer and Seller shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution. If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all parties. If any Item of Dispute remains unresolved for a period of twenty (20) days after Buyer's receipt of the Dispute Notice, Buyer and Seller shall submit the dispute to an accounting firm of national stature and reputation (the "Accounting Firm") selected by the mutual agreement of Buyer and Seller, which shall not be Buyer's accounting firm, within ten (10) days after the end of such twenty (20) day period. If Buyer and Seller are unable to mutually agree upon such an accountant within such ten (10) day period, then Buyer and Seller shall each select an accounting firm of national stature and reputation and, within five (5) days after their selection, those two firms shall select a third accounting firm of national stature and reputation, which third firm shall act as the Accounting Firm. Buyer and Seller shall request that the Accounting Firm render a determination (which determination shall be solely based on whether such Item of Dispute was prepared in accordance with the guidelines and procedures set forth in this Agreement or whether such Item of Dispute contains an error or errors) as to each unresolved Item of Dispute within thirty (30) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm's determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

(e) Working Capital Adjustment.  If the amount of the Closing Working Capital as reflected on the final Closing Statement is less than $1 (the "Working Capital Deficit"), then the dollar value of the Earn-Out Shares to be paid to Seller for the period ending July 31, 2008, shall be reduced by an amount equal to such shortfall. Notwithstanding the foregoing, if the amount of such Working Capital Deficit exceeds $25,000, Seller shall pay to Buyer, in cash, the amount of such excess. Such payment shall be made within ten (10) business days after the Closing Statement becomes final and binding upon the Parties, together with interest thereon from the Closing Date to the date of actual payment at a rate equal to the Prime Rate plus one percent (1%) per annum.

2.4 Delivery of Purchased Assets.  Buyer shall take delivery of all Purchased Assets at Closing. Prior to Closing, representatives of Seller and Buyer shall jointly take a physical inventory of the Tangible Personal Property, and verify, by initialling a copy of Schedule I, that all Tangible Personal Property listed on said schedule is present and accounted for.

2.5 Delivery of Shares.  Any shares to be delivered to Seller by Buyer, whether pursuant to Section 2.3(a) or Section 2.3(b), shall be issued by Buyer to such persons or entities as instructed by Seller (each, a "Seller Designee"); provided, however, that each Seller Designee shall make such representations as are reasonably required by Buyer to ensure such Seller Designee's status as an "accredited investor," as such term is defined in SEC Regulation D, and each Seller Designee shall have all the rights of Seller in respect of his, her or its shares.

2.6 Legal Opinion of Buyer's Counsel.  If any legal opinion is required in order for Seller or any Seller Designee to trade any shares of Buyer delivered pursuant to this Agreement, Buyer shall cause its counsel furnish such opinion at Buyer's cost.

2.7 Piggyback Rights.  If, at any time, Buyer decides to register any of its common stock (either for its own account or the account of a security holder or holders exercising their respective registration rights) on a form that would be suitable for a registration involving registrable securities, Buyer will:  (i) promptly give Seller and each Seller Designee written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the registrable securities specified by Seller and each Seller Designee in a written request delivered to Buyer within twenty (20) days after delivery of such written notice from Buyer.

III. Closing

3.1 Closing.  The Closing of the purchase and sale contemplated by this Agreement (the "Closing") shall take place on February 1, 2008 (the "Closing Date"), at the offices of Ryan, Swanson & Cleveland, PLLC, or at such other time or place as shall be agreed by the parties in writing; provided, however, that all conditions to the Closing herein set forth shall have been satisfied.

3.2 Costs and Expenses.  Except as otherwise provided in this Section 3.2, each party shall separately bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, however, Buyer shall pay Seller's legal fees and costs up to Forty Thousand Dollars ($40,000) in the following manner. In the week prior to the Closing Date, Ryan, Swanson & Cleveland, PLLC, counsel to Seller ("RSC"), shall have delivered to Buyer a statement in the form attached hereto as Exhibit 3.2 (the "Certification and Undertaking"). If Seller has received the Certification and Undertaking, Buyer shall deliver to RSC immediately available funds by bank check or wire in the amount stated in the Certification and Undertaking.

3.3 Performance by Seller at Closing.  At Closing, Seller shall deliver to Buyer the following:

(a) A Bill of Sale in substantially the form attached hereto as Exhibit 3.3(a) and all other appropriate documents and instruments in customary form and substance sufficient to transfer to Buyer all of Seller's right, title and interest in and to all tangible assets that are a part of the Purchased Assets.

(b) An Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.3(b) sufficient to convey to Buyer all right, title and interest of Seller in and to the Accounts Receivable, the Business Agreements and all other intangible assets that are a part of the Purchased Assets.

(c) A certified copy of a resolution of Seller's board of directors ratifying and authorizing the execution of this Agreement and the transactions contemplated hereby.

(d) A certificate of Seller to the effect that all warranties and representations of Seller herein are true and correct as of the Closing Date.

(e) A certificate of Seller to the effect that the Silicon Valley Bank line of credit has been paid off.

(f) A certificate of Seller to the effect that the execution of this Agreement and the transactions contemplated herein have been duly approved by the shareholders of Seller.

3.4 Performance by Buyer at Closing.  At Closing, Buyer shall deliver to Seller the following:

(a) A certificate representing shares of common stock of Buyer, with a total value of $700,000, the number of shares determined pursuant to the calculation provided in Section 2.3(a).

(b) A certified copy of a resolution of Buyer's board of directors authorizing this transaction.

(c) A certificate of Buyer to the effect that all warranties and representations of Seller herein are true and correct as of the Closing Date.

3.5 Approval of Documents.  Unless otherwise provided herein, all instruments and documents delivered pursuant to this Agreement shall be dated as of the Closing Date, and shall be satisfactory to the parties and to their respective counsel as to form and content.

3.6 Notice.  Immediately following the Closing, the parties shall give notice of the transfer of Purchased Assets to the Washington Department of Revenue, as permitted by WAC 458-20-216.

IV. Representations and Warranties of Seller

Seller represents and warrants to Buyer that, except as set forth on the Schedule of Exceptions attached hereto, the following statements will be true and correct on the Closing Date as though made on such date:

4.1 Organization, Corporate Power, and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Washington, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

4.2 Authorization, Binding Effect, and No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) general principles of equity. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (x) violate any provision of law, rule or regulation to which Seller is subject, (y) violate any order, judgment or decree applicable to Seller, or (z) conflict with, or result in a breach or default under, any term or condition of the Articles of Incorporation or the Bylaws of Seller, or any agreement or other instrument to which Seller is a party or by which Seller may be bound; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

4.3 Consents and Approvals.  Neither the execution of this Agreement nor the consummation of the sale of the Purchased Assets requires the approval or consent of any governmental authority having jurisdiction over the business of Seller nor of any party to any agreement with Seller.

4.4 Tangible Personal Property.  Schedule I contains a complete and accurate list, as of the date of this Agreement and as of Closing, of all of the Tangible Personal Property. Seller has good and marketable title to all Tangible Personal Property, free and clear of any and all liens, reservations, encumbrances, encroachments, liabilities, or other claims, except (i) as otherwise set forth in the Schedule I, (ii) liens of current taxes not yet due or being contested in good faith by appropriate proceedings, and (iii) liens, reservations, encumbrances, encroachments, liabilities, or other claims which individually or in the aggregate do not have a material adverse effect on the financial condition of the Business. The Tangible Personal Property will be conveyed by Seller to Buyer at the Closing in good operating condition and repair, ordinary wear and tear excepted, free and clear of all liens, reservations, encumbrances, encroachments, liabilities, or other claims, except for those described in (i) to (iii) of this Section 4.4.

4.5 Accounts Receivable.  All Accounts Receivable of the Seller are reflected properly on Seller's books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debt set forth in the Most Recent Financial Statements, as adjusted for the passage of time through the Closing Date in accordance with past customs and practices of the Seller.

4.6 Business Agreements.  The Business Agreements listed on Schedule III hereto constitute valid and binding obligations of Seller and are in full force and effect as of the date of this Agreement and, with the exception of those Business Agreements which will have been completed prior to the Closing Date according to their terms, will on the Closing Date constitute valid and binding obligations of Seller and be in full force and effect. Neither Seller nor any other party to such Business Agreements are in material default under any such agreements.

4.7 Intellectual Property Rights.  Seller owns or has the right pursuant to license, sublicense, agreement or permission to use all of the Intellectual Property Rights identified on Schedule IV, necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. Seller has taken all reasonable action to protect each item of Intellectual Property that it owns or uses. To Seller's knowledge, Seller is not infringing upon, misappropriating, violating or otherwise acting adversely to the right of any other person under, or in respect to, any trade names, trademarks, patents, copyrights, or similar intangible rights, and the Seller has not received any charge, complaint, claim or notice of such an infringement, misappropriation, violation or adverse act. To the knowledge of the Seller, and the directors and officers of Seller, no third party has infringed upon, misappropriated, violated or otherwise acted adversely to the Intellectual Property Rights.

4.8 Licenses and Authorizations.  On the date hereof, the Licenses and Authorizations set forth in Schedule II hereto are in full force and effect, and, to the knowledge of Seller, constitute all licenses, permits and authorizations from regulatory bodies which are required for the ownership and operation of the Purchased Assets and the Business. Seller is not aware of any material violation of any federal, state, or local law or regulation in respect to Seller's ownership or operation of the Purchased Assets.

4.9 Financial Statements.  All financial statements that Seller is required to provide Buyer pursuant to this Agreement have been internally prepared consistent with the past practices of Seller; except, however, that the Most Recent Financial Statements are subject to normal year end adjustments, which will not be material, and lack footnotes.

4.10 Litigation.  There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller that would affect Seller's title or interest in any of the Purchased Assets. Seller has received no notice, and has no knowledge, that it is in default of any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality with respect to the ownership and operation of the Purchased Assets. To the best knowledge of Seller, Seller has complied in all material respects with all laws, regulations, franchises, licenses and orders applicable to the Purchased Assets.

4.11 Employee Agreements.  There are no collective bargaining agreements and no deferred compensation or profit-sharing plans or arrangements presently in force, or any other agreement with employees that would affect the transfer of Purchased Assets contemplated by this Agreement or require Buyer to continue any employment or compensation arrangement with any person. Seller has no commitment to enter into any such agreements, or establish any such plans or arrangements, nor will it do so while this Agreement is in effect.

4.12 No Broker.  Seller has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee with respect to the transaction contemplated by this Agreement.

4.13 Compliance With Laws.  To Seller's knowledge, Seller is in compliance with all laws, rules, regulations and orders applicable to the Business (including, without limitation, those relating to environmental protection, occupational safety and health and equal opportunity employment practices), except where the failure to comply therewith does not have a material adverse effect on the financial condition of the Business.

4.14 Nonforeign Status.  Seller is not a "foreign person" (i.e., a nonresident alien individual or foreign corporation) within the meaning of Section 897(a) of the Internal Revenue Code.

V. Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date as though made on such date:

5.1 Organization, Corporate Power, and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

5.2 Authorization, Binding Effect and No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) general principles of equity. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (x) violate any provision of law, rule or regulation to which Seller is subject, (y) violate any order, judgment or decree applicable to Seller, or (z) conflict with, or result in a breach or default under, any term or condition of the Articles of Incorporation or the Bylaws of Seller, or any agreement or other instrument to which Seller is a party or by which Seller may be bound; except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

5.3 Consents and Approvals.  Neither the execution of this Agreement nor the consummation of the sale of the Purchased Assets requires the approval or consent of any governmental authority having jurisdiction over the business of Buyer nor of any party to any agreement with Buyer.

5.4 Availability of Shares.  Buyer has available and will have available on the Closing Date a sufficient number of authorized and unissued shares of common stock to enable it to consummate the transactions contemplated by this Agreement.

5.5 No Broker.  Buyer has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee, with respect to the transaction contemplated by this Agreement.

VI. Covenants of Seller

6.1 Investigation and Access.  Throughout the period from the date of this Agreement until the Closing Date, Seller shall comply with Buyer's reasonable requests for information with respect to the Purchased Assets, and shall provide Buyer and its duly authorized representatives with reasonable access during regular business hours to Seller's offices, plants, records, files and books of account related to the Purchased Assets. Such access shall be provided for the limited purpose of allowing Buyer to conduct an investigation into the condition and operation of, and title to, the Purchased Assets, and completing the physical inventory of Tangible Personal Property required by Section 2.4. The investigation shall be conducted in a manner that does not unreasonably interfere with Seller's normal operations or with Seller's employee and customer relationships. After the investigation, Buyer may terminate this Agreement at any time prior to the Closing Date if it is not satisfied, in the reasonable exercise of its discretion, with the condition of the Purchased Assets. In case of such termination, neither Buyer nor Seller shall have any further obligation to the other party under this Agreement. Unless and until the purchase and sale contemplated by this Agreement is closed, Buyer and its representatives shall treat all information obtained in the investigation of Seller's Purchased Assets and otherwise not in the public domain as confidential, and shall return all books, records and documents made available to it by Seller.

6.2 Operation of the Business by Seller.  Seller covenants that, prior to the Closing Date, Seller will:

(a) Continue to operate the Business in the usual and ordinary course of business, and in conformity with all applicable laws, ordinances, regulations, rules and orders;

(b) File all applications and other documents required to be filed in connection with the operation of the Business and Purchased Assets;

(c) Maintain its Purchased Assets in their present good operating condition and repair, reasonable wear and tear and ordinary usage excepted;

(d) Operate the Business diligently, in the ordinary course of business and consistently with past practice, and use its best efforts to preserve existing customer and agency relationships and the business reputation of Seller;

(e) Pay, or cause to be paid, all income, property, sales, use, franchise, excise, social security, withholding, workmen's compensation and unemployment insurance taxes and all other taxes of or relating to the Business or the Purchased Assets that are due; and

(f) Maintain complete and accurate books and records of the Purchased Assets.

6.3 Negative Covenants of Seller. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement, Seller will not, without the prior written consent of Buyer:

(a) Create, assume or permit to exist any new mortgage, deed of trust, security interest or pledge, or subject to any lien or encumbrance any of the Purchased Assets, whether now owned or hereafter acquired;

(b) Sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets, whether now owned or hereafter acquired, except for retirements in the usual and ordinary course of business in connection with the acquisition of similar property or assets;

(c) Cancel any customer or agency relationship, except in the usual and ordinary course of business; renegotiate, modify, amend or terminate any Business Agreement listed on Schedule III; or fail to comply with all of the terms and conditions of said Business Agreements and all Licenses and Authorizations.

6.4 Further Assurances.  At any time or from time to time after the Closing Date, Seller shall, at the request of Buyer and at Buyer's expense, execute and deliver any further instruments or documents and take all such further actions as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

VII. Conditions Precedent to Closing

7.1 Seller's Performance.  The obligation of Seller to close on the Closing Date is subject to the fulfillment at or prior to such date of each of the following conditions (any one or more of which may be waived in whole or in part by Seller in writing):

(a) The representations and warranties of Buyer contained herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Buyer shall have performed and complied with all material terms, covenants and conditions of this Agreement that are required to be performed or complied with by it on or before the Closing Date.

(c) No action, investigation, or proceeding shall have been instituted or threatened that would adversely affect the ability of Buyer to comply with the provisions of this Agreement.

7.2 Buyer's Performance.  The obligations of Buyer to close hereunder on the Closing Date are subject to the fulfillment at or prior to such date of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer in writing):

(a) The representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Seller shall have performed and complied with all material terms, covenants and conditions of this Agreement required to be performed or complied with by it on or before the Closing Date.

(c) No action or proceeding shall have been instituted or, to the knowledge of Seller, threatened that would adversely affect or relate materially to the Purchased Assets, or adversely affect the ability of Seller to comply with the provisions of this Agreement.

(d) Buyer's representative shall have completed a physical inventory of the Purchased Assets referred to in Section 2.4 and shall have verified that materially all of the Purchased Assets listed on Schedule I are accounted for and available for delivery at Closing.

(e) All actions, proceedings, instruments, signatures of Seller, and documents required to carry out this Agreement or incident thereto shall have been approved by counsel for Buyer. Such approval shall not be unreasonably withheld.

(f) All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

VIII. Indemnification; Sole Remedy

8.1 Indemnification of Buyer.

(a) If Seller breaches any of the representations and warranties contained in this Agreement, the sole remedy shall be a diminishment in the number of Earn-Out Shares to be received by Seller pursuant to Section 2.3(b). Such diminishment shall correspond in amount or value to the actual damages caused by such breach. Notwithstanding anything to the contrary, Seller shall be liable to Buyer for indemnification under this Section 8.1 only if Buyer's aggregate damages with respect to all claims for indemnification exceed Ten Thousand Dollars ($10,000), whereupon Buyer shall be entitled to the actual amount of such damages. For illustrative purposes, if Buyer's aggregate damages total $9,000, then there would be no diminishment under this section, whereas if Buyer's aggregate damages total $11,000, then there would be a diminishment of $11,000.

8.2 Indemnification of Seller.

(a) Buyer hereby agrees to indemnify and hold Seller and its successors and assigns harmless from and against:

(1)  Any and all claims, liabilities and obligations of every kind and description, contingent or otherwise, arising from or related to the operational ownership of the Purchased Assets by Buyer subsequent to the Closing. Such claims, liabilities, and obligations include, but are not limited to, any and all claims, liabilities and obligations arising or required to be performed subsequent to Closing under any Business Agreement assumed by Buyer pursuant to this Agreement.

(2)  Any and all damage or deficiency resulting from any misrepresentations, breach of warranty, nonfulfillment of any agreement or obligation assumed or required to be assumed by Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to Seller pursuant to this Agreement, or in connection with any of the transactions contemplated hereby.

(3)  Any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses incident to any of the foregoing provisions, including reasonable attorneys' fees incurred by Seller as the result of Buyer's failure or refusal to defend or compromise any claim.

(b) If any claim or liability shall be asserted against Seller which would give rise to a claim by Seller against Buyer for indemnification under the provisions of this section, Seller shall promptly notify Buyer of the same and Buyer shall, at its own expense, compromise or defend any such claim; provided that Seller may, at its own cost and expense, join and cooperate with Buyer in the defense or compromise of such claim.

IX. Termination

9.1 Right to Terminate Before Closing.  This Agreement may be terminated at any time prior to Closing, and the transaction contemplated hereby may be abandoned at any such time:

(a) by Buyer, as provided in Section 6.1;

(b) by mutual consent of Buyer and Seller;

(c) unilaterally by Buyer or Seller if the Closing has not taken place by February 29, 2008 (the "Termination Date").

9.2 Specific Performance in the Event of Failure to Close.  If all the conditions precedent to the obligations of either party to close as set forth in this Agreement have been satisfied, but such party shall refuse to close as provided in Article III hereof, then the other party, in addition to any other right or remedy it may have at law or in equity, shall have the right to enforce the terms of this Agreement by decree of specific performance.

X. Miscellaneous

10.1 Schedules and Exhibits.  All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

10.2 Dollar Amounts. Unless otherwise stated, all dollar amounts in this Agreement shall be in United States Dollars.

10.3 No Assignment, Successors, Assigns, Etc.  The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their respective heirs, personal representatives, successors and assigns; provided, however, that this Agreement shall not be assigned or conveyed by any party to any person or entity without the prior written consent of the other party hereto, except that Buyer may assign the Purchased Assets without consent to any corporation controlling or controlled by it (the term control shall mean an ownership and controlling interest of greater than 50.1%). In the event of an assignment, the assigning party shall not be relieved of any of its obligations and undertakings contracted for herein.

10.4 Governing Law; Venue.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws. Venue for any action under this Agreement shall lie in King County, Washington.

10.5 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.6 Survival of Representations and Warranties.  All of Seller's and Buyer's representations and warranties contained herein shall survive the Closing for a period of one year from the Closing Date, after which they shall be null and void.

10.7 Notices.  Any notices or other communications shall be in writing and shall be considered to have been duly given on the earlier of (1) the date of actual receipt or (2) three (3) days after deposit in the first-class certified U.S. mail, postage prepaid, return receipt requested:

(a)	If to Seller, to:
NetUpdate, Inc. 2495 140th Ave NE, D101 Bellevue, WA 98005
With copy to:
Michael Jay Brown Ryan, Swanson & Cleveland, PLLC 1201 Third Avenue, Suite 3400 Seattle, WA 98101
(b)	If to Buyer, to:
Most Home Corp. 11491 Kingston St., Unit 1, Maple Ridge, BC V2X 0Y6, Canada
With copy to:
Kit Lui 1200-999 W. Hastings Street Vancouver, BC V6C 2W2, Canada

10.8 Amendment.  This Agreement may be amended at any time prior to Closing by written instrument executed by the parties hereto.

10.9 Entire Agreement.  This Agreement, and the schedules and exhibits referenced herein, contain the entire understanding of the parties hereto relating to the subject matter herein.

10.10 Waiver.  Any default, misrepresentation or breach of any covenant or warranty by a party in connection with this Agreement may be waived in writing by the other party. No such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of any covenant or warranty, or affect any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of any covenant or warranty.

10.11 Public Announcements.  Neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by law.

XI. Disclaimer

EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, BUYER HAS AGREED TO PURCHASE THE PURCHASED ASSETS "AS IS," "WHERE IS," AND "WITH ALL FAULTS," AND SELLER DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, GRADE, SUITABILITY, ACCURACY OR PHYSICAL CONDITION OF THE PURCHASED ASSETS OR TANGIBLE PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES THAT THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR A PARTICULAR PURPOSE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their/its duly authorized officers on the day and year first above written.

SELLER:	NETUPDATE, INC., a Washington corporation By /s/ Diane Holmstrom Diane Holmstrom, Chief Executive Officer
BUYER:	MOST HOME CORP., a Nevada corporation By /s/ Ken Galpin Ken Galpin, Chief Executive Officer

LIST OF EXHIBITS AND SCHEDULES

Schedule I	Tangible Personal Property
Schedule II	Licenses and Authorizations
Schedule III	Business Agreements
Schedule IV	Intellectual Property
Schedule of Exceptions
Exhibit 3.2	Certification and Undertaking
Exhibit 3.3(a)	Bill of Sale
Exhibit 3.3(b)	Assignment and Assumption Agreement

EXHIBIT 3.2

CERTIFICATION AND UNDERTAKING

Ryan, Swanson & Cleveland, PLLC ("RSC"), hereby certifies that the amount of legal fees and costs incurred by its client, NetUpdate, Inc. ("NU"), in connection with the sale of its assets to Most Home Corp. ("MHME"), is anticipated as of the date of closing of such sale (the "Closing"), is in excess of Forty Thousand Dollars ($40,000) in United States currency (the "Fee Amount").

Please deliver a bank check or wire to RSC in the amount of Forty Thousand Dollars ($40,000) at or prior to the Closing as contemplated in the Asset Purchase Agreement between NU, as Seller, and MHME, as Buyer.

RSC hereby agrees and undertakes that in the event actual fees and costs are less than the Fee Amount, RSC will, within one month after closing, return the difference to MHME with a further certification as to the actual amount of fees and costs.

This Certification and Undertaking, and any later certification as to the actual amount of fees and costs, may be relied upon by MHME.

Ryan, Swanson & Cleveland, PLLC

/s/ Michael Brown
Michael Jay Brown, Member

Exhibit 3.3(a)

BILL OF SALE

This BILL OF SALE ("Bill of Sale") is made and delivered as of this 1st day of February, 2008, by NetUPDATE, Inc., a Washington corporation ("Seller"), for the benefit of Most Home Corp., a Nevada corporation ("Buyer"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of February 1, 2008 (the "Agreement"), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Buyer of the Assets.

NOW, THEREFORE, in consideration of the mutual premises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Agreement:

1. Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver to Buyer, its successors and assigns, forever, all of Seller's right, title and interest in and to all of the Assets as they exist as of the date of this Bill of Sale.

2. Seller hereby covenants with Buyer and its successors and assigns that, from time to time after the date hereof, Seller will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances and other instruments as may reasonably be requested by Buyer in order to vest in Buyer all of Seller's right, title and interest in and to the Assets and carry out the purpose and intent of this Bill of Sale and the Agreement.

3. This Bill of Sale shall inure to the benefit of Buyer and be binding upon the parties hereto and their respective successors and assigns.

4. Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Agreement, the Agreement shall govern.

5. This Bill of Sale is executed and delivered pursuant to the Agreement.

6. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Washington, as applied to contracts made and performed entirely in such State.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

NETUPDATE, INC.

By:  /s/ Diane Holmstrom
        Diane Holmstrom, Chief Executive Officer

Exhibit 3.3(b)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment Agreement"), dated as of February 1, 2008, is by and between NetUPDATE, Inc., a Washington corporation ("Seller"), and Most Home Corp., a Nevada corporation ("Buyer"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of February 1, 2008 (the "Agreement"), providing for, among other things, the sale by Seller to Buyer of the Assets and the assumption by Buyer of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Agreement, Seller and Buyer have agreed to enter into this Assignment Agreement, providing for (a) the assignment from Seller to Buyer of all of Seller's right, title and interest in, under and to those contracts referenced on Schedule III of the Agreement (the "Assumed Contracts") from and after the Closing, on and subject to the terms and conditions of the Agreement, and (b) the acceptance by Buyer of such assignment and the assumption by Buyer of (i) all obligations to be performed by Seller under the Assumed Contracts on and after the Closing Date and (ii) the other Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Assignment.  In accordance with and subject to the terms and conditions of the Agreement, Seller hereby sells, grants, assigns, transfers and conveys to Buyer, all of Seller's right, title, interest, powers, privileges, benefits and options in, under and to the Assumed Contracts from and after the Closing.

2. Assumed Liabilities.  Effective as of the Closing, Buyer hereby assumes and agrees to pay, perform, fulfill and discharge, and be bound by, the obligations, liabilities and duties of the Assumed Liabilities pursuant to Section 2.2(a) of the Agreement.

3. Excluded Liabilities.  Except for those Liabilities expressly assumed by Buyer pursuant to Section 2.2(a) of the Agreement and Paragraph 2 above, Buyer shall assume no other Liabilities pursuant to the Agreement and shall not be liable for the Excluded Liabilities.

4. Further Assurances.  Seller and Buyer shall each execute, acknowledge (if appropriate) and deliver, or cause the execution, acknowledgment and delivery of, such further documents and instruments as may reasonably be requested by the other party hereto to implement the purposes of this Assignment Agreement and the Agreement.

5. Parties in Interest.  This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Counterparts.  This Assignment Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

7. Governing Law.  This Assignment Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Washington as applied to contracts made and performed entirely in such State.

8. Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the day and year first above written.

NETUPDATE, INC.

By:  /s/ Diane Holmstrom
         Diane Holmstrom, Chief Executive Officer

MOST HOME CORP.

By:  /s/ Ken Galpin
        Ken Galpin, Chief Executive Officer